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                                                                   Exhibit 23(r)

                             SECRETARY'S CERTIFICATE

I, Ryan M. Louvar, Secretary of SPDR Series Trust (the "Trust"), hereby certify that the following resolution was approved by a majority of the Board of Trustees of the Trust at a meeting held on May 29, 2009:

     RESOLVED, that Ryan M. Louvar, Mark E. Tuttle and Scott E. Habeeb be, and each of them hereby is, authorized to execute and sign on behalf of the Trustees, James Ross, as President of SST and Gary French, as Treasurer of SST, all amendments to the Trust's Registration Statement on Form N-1A pursuant to a power of attorney.

In witness whereof, I have hereunto set my hand this 26th day of August, 2009.


/s/ Ryan M. Louvar
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Ryan M. Louvar
Secretary